Free Writing Prospectus pursuant to Rule 433 dated August 30, 2024

Registration Statement No. 333-269296

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due September 22, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40058EY83
		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	The Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF

Hypothetical Payout Profile*

150%
100%
50%
0%
-50%
-85%
-100%
Security Return
150% of Underlier Return
Call Date (Call Premium: 18%)
15%
Contingent
Downside
Hypothetical Maturity Payment Amount
Underlier
Call Date Payment Amount
-100%
-50%
-15%
0%
50%
100%
Hypothetical Underlier Return of the Lowest Performing Underlier

Fund underlying index:	with respect to the iShares® 20+ Year Treasury Bond ETF, the ICE U.S. Treasury 20+ Year Bond Index
Pricing date:	expected to be September 17, 2024
Issue date:	expected to be September 20, 2024
Calculation day:	expected to be September 17, 2027
Stated maturity date:	expected to be September 22, 2027
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the calculation day
Lowest performing underlier:	For the call date or the calculation day, the underlier with the lowest underlier return on that day.
Underlier return:	with respect to an underlier on the call date or the calculation day: closing value on such day – starting value starting value
Upside participation rate:	150.00%
Threshold value:	With respect to an underlier, 85% of its starting value
Buffer amount:	15%
Call date:	expected to be September 22, 2025
Call premium:	at least 18.00% of the face amount (at least $180.00 per security)	* assumes a call premium of 18.00% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the closing value of the lowest performing underlier on the call date significantly exceeds its starting value. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of any underlier at the upside participation rate.

If the securities are not automatically called and the ending value of the lowest performing underlier on the calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing underlier in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated August 30, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 30, 2024
●
WFS product supplement no. 3 dated February 24, 2023
●
Underlier supplement no. 40 dated June 24, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Call settlement date:	three business days after the call date
Automatic call:

if the closing value of the lowest performing underlier on the call date is greater than or equal to its starting value, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending value of the lowest performing underlier on the calculation day is greater than its starting value: $1,000 plus:

$1,000 × underlier return of the lowest performing underlier on the calculation day × upside participation rate;

•
if the ending value of the lowest performing underlier on the calculation day is less than or equal to its starting value but greater than or equal to its threshold value: $1,000; or
•
if the ending value of the lowest performing underlier on the calculation day is less than its threshold value:
$1,000 + [$1,000 × (underlier return of the lowest performing underlier on the calculation day + buffer amount)]

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Value of the Underliers at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Closing Value at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Values of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier.
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Fund or Any Underlier Securities
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Fund or Any Underlier Security

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
and Could Negatively Affect Your Investment in the Securities

Additional Risks Related to the Index

▪
There are Small-Capitalization Stock Risks Associated with the Index

Additional Risks Related to the Fund

▪
The Policies of the Fund’s Investment Advisor and the Sponsor of Its Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Fund and Its Fund Underlying Index Are Different and the Performance of the Fund May Not Correlate With the Performance of Its Fund Underlying Index
▪
Your Investment Is Subject to Concentration Risks
▪
The Fund May Change in Unexpected Ways
▪
Your Investment Is Subject to Credit Risk and Interest Rate Risk, and May Significantly Underperform a Direct Investment in the Fund

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor of the Russell 2000® Index and the issuer, see “The Underliers — Russell 2000® Index” on page S-81 of the accompanying underlier supplement no. 40.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.